UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2021

Mesa Air Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-38626	85-0302351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 700	85008
Phoenix, Arizona	(Zip Code)
(Address of principal executive offices)

(602) 685-4000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange of Which Registered
Common Stock, no par value	MESA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2021, Mesa Air Group, Inc. (the “Company”) promoted Torque Zubeck, the Company’s Senior Vice President of Finance, to the position of Chief Financial Officer to serve in such position until his successor is appointed or until his earlier resignation or removal.  Mr. Zubeck succeeds Michael J. Lotz, who has served as the Company’s Chief Financial Officer since 2008.  Mr. Lotz will continue to serve in his role as the Company’s President and will be involved in the strategic financial direction, strategies, plans and policies of the Company.

Mr. Zubeck, age 51, has served as Senior Vice President of Finance since joining the Company in February 2021.  Prior to joining the Company, Torque worked for Alaska Airlines serving in several senior executive roles over the last 10 years leading the Financial & Strategic planning group, Audit Programs, the Virgin America Integration Management office, and the Cargo business unit.  Mr. Zubeck holds a bachelor’s degree from Stanford University and a Master’s in Business Administration with Honors from Eastern Michigan.

Mr. Zubeck has no arrangements or understandings with any other person pursuant to which he was appointed as the Chief Financial Officer, and no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Zubeck does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Zubeck entered into an employment agreement with the Company, effective March 1, 2021, in connection with his appointment as Senior Vice President of Finance of the Company.  Under the terms of his employment agreement, upon his promotion to Chief Financial Officer Mr. Zubeck (i) will receive an annual base salary of $300,000, (ii) is eligible to receive an annual performance-based incentive cash bonus of up to $225,000 upon the achievement of established individual and company operational goals, and (iii) is eligible to receive an annual equity award under the Company’s 2018 Equity Incentive Plan, as determined by the Company’s Board of Directors or its Compensation Committee, provided such award shall have a grant date value of not less than $150,000 in any fiscal year.

Mr. Zubeck will also be entitled (i) to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, pension, profit sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and group disability benefits, travel or accident insurance plans) , and (ii) to receive fringe benefits, such as dues and fees of professional organizations and associations, in each case to the extent that such programs, plans, arrangements, and benefits are from time to time available to the Company’s executive personnel.

Mr. Zubeck’s employment agreement also provides him with severance in the event his employment is terminated without Cause (as defined in the employment agreement) by us or if he resigns for Good Reason (as defined in his employment agreement). If Mr. Zubeck is terminated without Cause or if he resigns with Good Reason, he is entitled to a payment equal to the sum of his then-existing base salary, plus an amount equal to his annual bonus amount. If Mr. Zubeck is terminated by us or our successor-in-interest without Cause or he resigns with Good Reason within 12 months following a Change of Control (as defined in the employment agreement), he is entitled to a payment equal to the sum of his then-existing base salary, plus an amount equal to his annual bonus. Upon Mr. Zubeck’s termination without Cause or resignation for Good Reason, he is also entitled to the payment of continued health insurance coverage for himself and any covered dependents for 12 months following termination, subject to certain exceptions, and is entitled to immediate vesting of any unvested equity awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2021	Mesa Air Group, Inc.

	By:	/s/ Brian S. Gillman
	Name:	Brian S. Gillman
	Title:	Executive Vice President and General Counsel